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                                                            EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE



Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

              REGENCY BANCORP ANNOUNCES INTENTION TO REPURCHASE STOCK
                AND COMPLETION OF REAL ESTATE INVESTMENT DIVESTITURE

     FRESNO, CA, SEPTEMBER 23 -- Regency Bancorp (REFN), parent holding company of Fresno (CA) based Regency Bank and Regency Investment Advisors, Inc., announced today that the company's board of directors has approved a stock repurchase plan. It calls for the acquisition of a portion of the company's outstanding common stock on the open market from time to time, subject to applicable regulatory restrictions.

     Regency Chairman Steve Hertel said that "the volatile stock market has depressed market values of banks of all sizes and Regency has been no exception. Given the strength of our current and projected earnings, relative to Regency's present market value, we feel that the stock is an extremely attractive investment. While we have no set timetable to acquire shares, nor any specific number of shares to be acquired, we intend to purchase stock on the market as opportunities allow.

     "Nineteen ninety eight has been an eventful year," he continued, "and we are pleased with our growth and earnings. For the second quarter, we had net income of $628,000, up from $519,000 in the first quarter, and we anticipate enhanced earnings in the third and fourth quarters."

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     The chairman also noted that, "Approximately one year ago, Regency entered into an agreement with the Federal Deposit Insurance Corporation
(FDIC) and the California Department of Financial Institutions to accomplish a number of tasks including the divestiture of investments in residential real estate of its subsidiary, Regency Service Corporation. We are extremely pleased to announce that Regency accomplished those tasks well ahead of plan. And, as such, the formal agreements have been rescinded. In addition to the regulatory acknowledgment of our company's renewed strength, Regency will now be the beneficiary of reduced FDIC insurance costs in the near future."

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera County through its three branches and has a government-guaranteed loan production office in Modesto. Its stock trades on the Nasdaq National Market System under the symbol REFN with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co., as well as other financial firms.

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September 23, 1998

CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE, AMONG OTHERS, (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (6) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES.

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